COMPANY CONTACT:      Tony M. Shelby
                    Chief Financial Officer
                    (405) 235-4546

Investor Relations Contact:      Linda Latman (212) 836-9609
            Lena Cati (212) 836-9611
                    The Equity Group, Inc

November 21, 2006

AMEX:LXU

LSB INDUSTRIES, INC. ANNOUNCES

•	RECEIPT OF $1.2 MILLION PAYMENT FOR AN ARBITRATION AWARD;
•	CONVERSION OF $2.5 MILLION OF ITS 7% CONVERTIBLE DEBENTURES; AND
•	AGREEMENT FOR EXCHANGE OF CERTAIN PREFERRED STOCK

Oklahoma City, Oklahoma . . . November 21, 2006 . . . LSB Industries, Inc. (the “Company” or “LSB”) (AMEX: LXU), today announced that its subsidiary, Trison Construction, Inc. (“Trison”), received payment of $1.2 million from Johnson Controls, Inc. (“JCI”) pursuant to a recent arbitration award. As previously disclosed in the Company’s 2006 third quarter Form 10-Q, Trison prevailed in a binding arbitration brought by JCI in connection with Trison’s performance as a JCI subcontractor. The arbitrator held, as part of the award for Trison, that JCI must reimburse $1.2 million of Trison’s costs of defending the arbitration. The Company, which had previously expensed these defense costs as incurred, has recorded this payment as income in the fourth quarter of 2006.

LSB also announced today that Context Capital Management LLC (“Context”) exercised its right to convert $2.5 million principal amount of the Company’s 7% Convertible Senior Subordinated Debentures due 2011 (the “Debentures”), which is the balance of Context’s holdings of the Debentures. As a result of the conversion, the Company issued or will be issuing to Context 353,125 shares of its common stock. In connection with the conversion, LSB agreed to pay Context $87,500, representing interest that would be due in March 2007. This conversion reduces LSB’s debt by $2.5 million and correspondingly increases stockholders’ equity by the same amount. Pursuant to the terms of the Indenture governing the Debentures, the conversion rate was 141.25 shares of common stock for each $1,000 principal amount of converted Debentures. Upon completion of this conversion, there will remain a total of $11.75 million in outstanding Debentures.

The Company further announced that on November 10, 2006, it entered into an Agreement (the “Agreement”) with Kent C. McCarthy, Jayhawk Capital Management, L.L.C. and certain of their affiliated entities (collectively, “Jayhawk”), which provides that if within one year LSB undertakes a tender offer for, or exchange of, the Company’s $3.25 Convertible Exchangeable Class C Preferred Stock, Series 2 (the “Series 2 Preferred”) that Jayhawk will either exchange or tender 180,450 shares of the Series 2 Preferred owned by Jayhawk for 1,335,330 shares of LSB common stock, based on 7.4 shares of common stock for each share of Series 2 Preferred surrendered by Jayhawk in the transaction.

The Agreement further provides that Jayhawk would waive its rights to all accrued and unpaid dividends on the Series 2 Preferred tendered or exchanged. The accrued and unpaid dividend on the Series 2 Preferred is currently $23.2625 per share.

The Agreement provides that Jayhawk will, prior to the exchange or tender, vote its Company common stock and Series 2 Preferred to amend the terms of the Series 2 Preferred to:

•
allow the Company to acquire shares of its common stock for a period of five years from the date of completion of the transaction, without the approval of the holders of the Series 2 Preferred, notwithstanding that accrued and unpaid dividends may exist with respect to the Series 2 Preferred; and

•
provide that the right of the holders of Series 2 Preferred to elect two directors to the Company’s board may be exercised only if and so long as at least six quarterly dividends on the Series 2 Preferred are in arrears and unpaid and at least 140,000 shares of Series 2 Preferred remain issued and outstanding.

The Agreement further provides that any such exchange or tender offer would be subject to:

•	the Company receiving a fairness opinion for the transaction,

•	the listing on the American Stock Exchange (“AMEX”) of the common stock to be issued in the transaction, and

•
Jack E. Golsen (Chairman of the Board and CEO of the Company), his immediate family and entities controlled by them (collectively, “Golsen”) will exchange or tender only 26,467 shares of the 49,550 shares of Series 2 Preferred beneficially owned by Golsen.

Jayhawk currently has the power, before completion of the Agreement, to vote approximately 68% of the total votes held by all holders of Series 2 Preferred, which is sufficient to approve the amendments to the terms of the Series 2 Preferred. As of October 31, 2006, Jayhawk owned of record 1,124,700 shares of the Company’s common stock and 340,900 shares of the Series 2 Preferred.

In light of the Agreement with Jayhawk, the Company is considering, but has not made a final determination, to undertake a tender offer for all of the issued and outstanding shares of Series 2 Preferred, except as limited in the Agreement with respect to Jayhawk and Golsen. A tender offer for the Series 2 Preferred would be subject to the approval of the Company’s Board of Directors and the conditions set forth in the Agreement.

The Agreement was solicited by and negotiated with Jayhawk. If the Company elects to initiate an exchange or a tender offer, the transaction will be conducted under the exemption from registration provided by Section 3(a)(9) the Securities Act of 1933, as amended (the “Act”).

LSB is a manufacturing, marketing, and engineering company with activities on a world wide basis. LSB’s principal business activities consist of the manufacture and sale of commercial and residential climate control products, the manufacture and sale of chemical products for the mining, agricultural and industrial markets, the provision of specialized engineering services, and other activities.

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